Exhibit 16.1

January 22, 2018

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:	AppCoin Innovations Inc.
Commission File No. 000-55049

The firm of Pritchett, Siler and Hardy P.C. has read the Company’s statements included under Item 4.01 of its Form 8-K dated January 16, 2018 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with any other statement included therein.

Very truly yours,

Pritchett, Siler and Hardy P.C.